Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269416
COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.
SUPPLEMENT NO. 8 DATED OCTOBER 16, 2024
TO THE PROSPECTUS DATED APRIL 12, 2024
This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Cohen & Steers Income Opportunities REIT, Inc., dated April 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us”, or “our” refer to Cohen & Steers Income Opportunities REIT, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.
The purposes of this Supplement are as follows:
•to disclose the transaction price for each class of our common stock as of November 1, 2024;
•to disclose the calculation of our September 30, 2024 net asset value (“NAV”) per share for each class of our common stock;
•to provide an update on the status of our current public offering;
•to disclose the extension of the management fee waiver;
•to update the “Experts” section of the Prospectus; and
•to update the Form of Subscription Agreement in the Prospectus.
November 1, 2024 Transaction Price
The transaction price for each share class of our common stock sold in this offering for subscriptions accepted as of November 1, 2024 (and repurchases, if applicable, as of October 31, 2024) is as follows:

Transaction Price (per share)
Class T	$10.65
Class S	$10.65
Class D	$10.65
Class I	$10.65
Class F-T	$10.65
Class F-S	$10.65
Class F-D	$10.65
Class F-I	$10.61
The transaction price for each of our Class I shares and Class F-I shares is equal to such class's NAV per share as of September 30, 2024. A detailed presentation of the NAV per share is set forth below.
As of September 30, 2024, we had no Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares or Class F-D shares outstanding. As a result, the transaction price for each of our Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares and Class F-D shares is based on the NAV per share for our Class I shares as of September 30, 2024. Class P shares are not sold as a part of our public offering. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

September 30, 2024 NAV Per Share
We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at https://www.cnsreit.com.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. The Advisor is ultimately responsible for determining our NAV.
The following table provides a breakdown of the major components of our total NAV as of September 30, 2024 ($ and shares in thousands):

Components of NAV	September 30, 2024
Investments in real estate	$121,070
Investments in real estate-related securities	5,422
Cash and cash equivalents	12,648
Restricted cash	1,898
Other assets	1,304
Dividend payable	(280)
Other liabilities	(2,907)
Mortgages, net of deferred financing costs	(66,185)
Accrued performance participation allocation	(4)
Non-controlling interests in joint ventures	(3,661)
Net asset value	$69,305
Number of outstanding shares of common stock	6,439
The following table provides a breakdown of our total NAV and NAV per share of common stock by class as of September 30, 2024 ($ and shares in thousands, except per share data):

NAV Per Share	Class I	Class F-I	Class P	Total
Net asset value	$536	$102	$68,667	$69,305
Number of outstanding shares	50	10	6,379	6,439
NAV per share	$10.65	$10.61	$10.77
Consistent with our disclosure in the Prospectus regarding our NAV calculation, our investments in real estate are initially valued at cost. Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the September 30, 2024 valuation of our investments in real estate not valued at cost.

Property Type	Discount Rate	Exit Capitalization Rate
Community shopping center	9.75%	8.50%

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269416
These assumptions are determined by our independent valuation advisor and reviewed by the Advisor. A change in these assumptions would impact the calculation of the value of our investments in real estate. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investments in real estate value:

Input	Hypothetical Change	Investments in Real Estate Value
Discount Rate	0.25% decrease	1.77%
	0.25% increase	(1.55)%
Exit Capitalization Rate	0.25% decrease	1.55%
	0.25% increase	(1.32)%
Status of Our Current Public Offering
We are currently offering on a continuous basis up to $3.0 billion in shares of our common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $0.6 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold 19,240 shares of our common stock (consisting of 9,671 Class I shares and 9,569 Class F-I shares) for total proceeds of $0.2 million and 414 shares of our common stock (consisting of Class I shares and Class F-I shares) pursuant to our distribution reinvestment plan for a total value of $0.004 million. As of the date hereof, we have not sold any Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares or Class F-D shares. We intend to continue selling shares in the public offering on a monthly basis.
Extension of the Management Fee Waiver
In connection with our public offering, the Advisor has agreed to extend its management fee waiver period through January 31, 2025.
Experts
The following disclosure is added to the “Experts” section of the Prospectus.
The estimated market value of our investments in real estate and our property-level mortgages as of September 30, 2024 presented under the section “September 30, 2024 NAV Per Share” of this Supplement have been prepared by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations and appraisals, and debt valuations. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.
Form of Subscription Agreement
The Form of Subscription Agreement included as Appendix B in the Prospectus is superseded and replaced with the Form of Subscription Agreement attached as Appendix A to this supplement.

Appendix A Form of Subscription Agreement Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. v1 (September 2024) 1 1. Your Investment Investment Amount $ __________________________________________ Initial Purchase Subsequent Purchase Investment Method By mail Attach a check to this agreement. Make all checks payable to: COHEN & STEERS INCOME OPPORTUNITIES REIT, INC. By wire Name: SS&C GIDS, INC., AS AGENT FOR COHEN & STEERS INCOME OPPORTUNITIES REIT, INC. Bank Name: UMB ABA: 1010-0069-5 DDA: 9872587391 Broker-dealer/Financial advisor will make payment on your behalf * Cash, cashier’s checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted. SHARE CLASS SELECTION (required) SHARE CLASS T (minimum investment $2,500) SHARE CLASS S (minimum investment $2,500) SHARE CLASS D (minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) SHARE CLASS I (minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) SHARE CLASS F-T (minimum investment $2,500) SHARE CLASS F-S (minimum investment $2,500) SHARE CLASS F-D (minimum investment $2,500; available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) SHARE CLASS F-I (minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus) Are you a Cohen & Steers Employee or Affiliate, a Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) Officer or Director or an Immediate Family Member1 of a CNSREIT Officer or Director (required)? Cohen & Steers Employee Cohen & Steers Affiliate CNSREIT Officer or Director Immediate Family Member of CNSREIT Officer or Director Not Applicable 1 “Immediate Family Member” means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother- or sister-in-law of an officer or director, and includes adoptive relationships.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 2 2. Ownership Type (Select only one) Taxable Account Type Brokerage Account Number _______________________________________________ Individual or Joint Tenant with Rights of Survivorship Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See Section 3C.) Tenants in Common Community Property Uniform Gift/Transfer to Minors State of __________________________________ Trust (Include Certification of Investment Powers Form) Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required) Non-Taxable Account Type Custodian Account Number _______________________________________________ IRA ROTH IRA SEP IRA SIMPLE IRA Pension Plan (Include Certification of Investment Powers Form) Other Custodian Information (to be completed by custodian): Name: _____________________________________________ Tax ID #: ___________________________________________ Phone #: ___________________________________________ Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other (Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B) Entity Name Tax ID Number Date of Trust: Exemptions (See Form W-9 instructions at www.irs.gov) Exempt payee code (if any) ______________ Exemption from FATCA reporting code (if any) ______________________________ Entity Type (Select one. Required) Retirement Plan Trust S-Corp C-Corp LLC Partnership Other Jurisdiction (if Non-U.S.) ______________ (Attach a completed applicable Form W-8)

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 3 3. Investor Information A. Investor Name (Investor/Trustee/Executor/Authorized Signatory Information) (Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.) First Name (MI) Last Name Gender Social Security Number/Tax ID Date of Birth (MM/DD/YYYY) Daytime Phone Number Residential Street Address City State Zip Code Email Address If Non-U.S. Citizen, specify country of citizenship and select one below (required) Resident Alien Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014) Country of Citizenship __________________ B. Co-Investor Name (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable) First Name (MI) Last Name Gender Social Security Number/Tax ID Date of Birth (MM/DD/YYYY) Daytime Phone Number Residential Street Address City State Zip Code Email Address If Non-U.S. Citizen, specify country of citizenship and select one below (required) Resident Alien Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2014) Country of Citizenship __________________ If you are a Cohen & Steers Employee, Officer, Director or Affiliate, please select one below (required): Cohen & Steers Employee Cohen & Steers Officer or Director Cohen & Steers Affiliate

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 4 C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.) First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) Primary Secondary ______% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) Primary Secondary ______% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) Primary Secondary ______% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) Primary Secondary ______% 4. Contact Information (If different than provided in Section 3A) Email Address Mailing Address City State Zip Code 5. Select How You Want to Receive Your Distributions Please read the following section carefully. YOU ARE AUTOMATICALLY ENROLLED IN THE DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON. If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you do not wish to be enrolled in the Distribution Reinvestment Plan and complete the Cash Distribution Information section below. IMPORTANT: If you are not enrolled in the Distribution Reinvestment Plan, please complete the Cash Distribution Information section below.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 5 Cash Distribution Information For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan, the funds must be sent to the Custodian A. Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.) B. Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Code Account Number (Required) C. Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only) I authorize CNSREIT or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify CNSREIT in writing to cancel it. In the event that CNSREIT deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Financial Institution Name Mailing Address City State Your Bank’s ABA Routing Number Your Bank Account Number PLEASE ATTACH A PRE-PRINTED VOIDED CHECK Election to Participate in Distribution Reinvestment Plan for Certain States If you are a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 6 6. Broker-Dealer/Financial Advisor Information (Required Information. All fields must be completed.) The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. Broker-Dealer Financial Advisor Name Advisor Mailing Address City State Zip Code Financial Advisor Number Branch Number Telephone Number E-mail Address Fax Number Please note that unless previously agreed to in writing by CNSREIT, all sales of securities must be made through a Broker-Dealer or other financial intermediary. Cohen & Steers Securities, LLC is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary. In all cases, Section 6 must be completed. The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 7 The undersigned Financial Advisor represents and certifies that, if the investor is a “retail customer” as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) a purchase of Shares would be in the best interest of the investor based upon the investor’s investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed its interests or those of the Financial Advisor ahead of the interest of the investor in recommending such investment and (ii) the undersigned and the Financial Advisor have complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed purchase of Shares. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program. X X Financial Advisor Signature Date Branch Manager Signature (If required by Broker-Dealer) Date 7. Electronic Delivery Form (Optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from CNSREIT. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery Email If blank, the email provided in Section 4 or Section 3A will be used. 8. Subscriber Signatures CNSREIT is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, CNSREIT may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 8 Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce CNSREIT to accept this subscription, I hereby represent and warrant to you as follows: 8.a. Please Note: All Items in this Section Must Be Read and Initialed I have received a copy of the Final Prospectus. Initials Initials I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. Initials Initials In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” Initials Initials If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above. Initials Initials I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. Initials Initials I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. Initials Initials I am purchasing the Shares for my own account. Initials Initials I understand that the transaction price per share at which my investment will be executed will be made available at www.cnsreit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. Initials Initials

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 9 I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on CNSREIT’s toll-free, automated telephone line, 1-855-400-5947. Initials Initials 8.b. If you live in any of the following states, please read the following carefully: Alabama, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee, and Vermont For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am an Alabama resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a California resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” excludes home, home furnishings and automobiles. Initials Initials If I am an Idaho resident, I have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 10 If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. Liquid net worth shall be defined as that portion of the purchaser’s total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP. Initials Initials If I am a Kentucky resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Massachusetts resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Missouri resident, no more than ten percent (10%) of my liquid net worth shall be invested in Cohen & Steers Income Opportunities REIT, Inc. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth. Initials Initials If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my total investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. Initials Initials

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 11 If I am a New Mexico resident I must limit my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. Initials Initials If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Cohen & Steers Income Opportunities REIT, Inc. Initials Initials If I am an Ohio resident, my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. Initials Initials If I am an Oregon resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my net worth. Initials Initials If I am a Pennsylvania resident, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles). In addition, because there is no minimum offering, you are cautioned to carefully evaluate Cohen & Steers Income Opportunities REIT Inc.’s ability to fully accomplish its stated objectives, and to inquire as to the current dollar value of its subscriptions. The offer and sale of our common stock to persons in the Commonwealth of Pennsylvania is governed by Pennsylvania law. Initials Initials If I am a Puerto Rico resident, my investment in Cohen & Steers Income Opportunities REIT, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Initials Initials If I am a Tennessee resident who is not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in Cohen & Steers Income Opportunities REIT, Inc. may not be more than 10% of my net worth. Initials Initials If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Initials Initials

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 12 In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary. I declare that the information supplied above is true and correct and may be relied upon by CNSREIT. Cohen & Steers Securities, LLC will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker-dealer or other financial intermediary. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting CNSREIT at the number indicated below. SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. X X Signature of Investor Date Signature of Co-Investor or Custodian (If applicable) Date (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 13 9. ERISA Information (Required Information. All fields must be completed.) 1. Are you a “benefit plan investor” within the meaning of the Plan Asset Regulations2 or will you use the assets of a “benefit plan investor”3 to invest in CNSREIT? Yes No 2. If Question (1) above is “yes” please indicate what percentage of the purchaser’s assets invested in CNSREIT are considered to be the assets of “benefit plan investors” within the meaning of the Plan Asset Regulations: ________% 3. If you are investing the assets of an insurance company general account please indicate what percentage of the insurance company general account’s assets invested in CNSREIT are the assets of “benefit plan investors” within the meaning of Section 401 of the Employee Retirement Income Security Act of 1974, as amended, or the regulations promulgated thereunder? ________% 4. Please indicate if you are “Controlling Person” defined as: (i) a person (including an entity), other than a “benefit plan investor” who has discretionary authority or control with respect to the assets of CNSREIT, a person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any “affiliate” of such a person. An “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. For purposes of this definition, “control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person. Yes No 2 “Plan Asset Regulations” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA, as the same may be amended from time to time. 3 The term “benefit plan investor” includes, for e.g.: (i) an “employee benefit plan” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA (such as employee welfare benefit plans (generally, plans that provide for health, medical or other welfare benefits) and employee pension benefit plans (generally, plans that provide for retirement or pension income)); (ii) “plans” described in section 4975(e)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that is subject to section 4975 of the Code (including, for e.g., an “individual retirement account”, an “individual retirement annuity”, a “Keogh” plan, a pension plan, an Archer MSA described in section 220(d) of the Code, a Coverdell education savings account described in section 530 of the Code and a health savings account described in section 223(d) of the Code) and (iii) an entity that is, or whose assets would be deemed to constitute the assets of, one or more “employee benefit plans” or “plans” (such as for e.g., a master trust or a plan assets fund) under ERISA or the Plan Asset Regulations.

Subscription Agreement For Shares of Cohen & Steers Income Opportunities REIT, Inc. 14 10. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of CNSREIT experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify the Broker-Dealer or financial intermediary that introduced such investor to CNSREIT in writing. The Broker-Dealer or financial intermediary may notify CNSREIT if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and CNSREIT may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of CNSREIT. You may mail this completed form to: Regular Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C GIDS, Inc. P.O. Box 219121 Kansas City, MO 64121-9121 Direct Overnight Mail: Cohen & Steers Income Opportunities REIT, Inc. c/o SS&C GIDS, Inc. 430 West 7th Street, Suite 219121 Kansas City, MO 64105-9121 Should you have any questions concerning this form, please contact CNSREIT Investor Relations at: 855-400-5947.